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                                                               EXHIBIT 99.1

REHABCARE GROUP TO ACQUIRE THERAPEUTIC SYSTEMS, LTD.

ST. LOUIS--(BW HealthWire)--August 6, 1998--RehabCare Group, Inc.
(NASDAQ:RHBC) today announced that it has signed a definitive agreement to acquire Therapeutic Systems, Ltd. of Chicago, Illinois.

Therapeutic Systems, Ltd. is a low-cost provider of contract therapy services to approximately 50 nursing homes and school districts in the greater Chicago area. Therapeutic Systems achieved 1997 annual sales approaching $14 million. The transaction will be paid for with cash, notes and restricted stock and is expected to close by late August. Specific terms were not disclosed. However, Therapeutic Systems is expected to be accretive to earnings in 1998 and beyond.

Ronald C. Stauber, President of Therapeutic Systems, remarked: "Our management team is excited about the opportunities offered to our clients and professional staff. We expect this combination will result in enhanced client services in many areas, but particularly in the management and information systems which will allow for the effective implementation and management of PPS reimbursement. Further, there is an opportunity for our clients to strengthen their relationships with referral sources due to RehabCare's extensive hospital client base."

Alan C. Henderson, President and Chief Executive Officer of RehabCare, commented: "We are excited about the opportunity to team with Therapeutic Systems. Therapeutic Systems will benefit RehabCare by strengthening our low-cost quality model in response to the changing healthcare reimbursement environment while increasing the scale of our long-term care contract therapy activities."

Mr. Henderson continued: "Therapeutic Systems places RehabCare's contract therapy division in a much stronger position with $25 million in combined annual business in the contiguous states of Illinois and Missouri."

RehabCare Group, Inc., headquartered in St. Louis, is a leading provider of acute rehabilitation, subacute, outpatient, temporary and permanent therapist and nurse staffing services on a contract basis in conjunction with over 750 hospitals, nursing homes and contract therapy companies in all 50 of the United States.

Except for historical information contained herein, the statements in this release are forward-looking statements that are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results.

NOTE: More information on RehabCare can be found on the World Wide Web at http://www.rehabcare.com


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      CONTACT:    RehabCare Group, Inc.
                  Alan C. Henderson
                  President and Chief Executive Officer
                  John R. Finkenkeller
                  Senior Vice President and Chief Financial Officer Betty Cammarata, Manager-Investor Relations
                  314/863-7422
                              or
                  Morgen-Walke Associates:
                  June Filingeri/Jennifer Angell
                  Press:  Darren Brandt
                  212/850-5600

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